                               FIRST AMENDMENT TO

                          INVESTMENT ADVISORY AGREEMENT

                                       FOR

                           THE OAKMARK SMALL CAP FUND

        HARRIS ASSOCIATES INVESTMENT TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company (the "Trust"), and HARRIS ASSOCIATES L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (the "Adviser"), agree that the investment advisory agreement between the parties for THE OAKMARK SMALL CAP FUND (the "Fund") dated October 30, 2000 is amended by adding the following paragraph immediately following paragraph 14:

                 15. PRIVACY OF NONPUBLIC PERSONAL INFORMATION. The Adviser shall not disclose or use "nonpublic personal information" (as defined in Rule 3(t) of Regulation S-P, adopted by the Securities and Exchange Commission) to non-affiliated entities except as necessary to carry out the purposes for which the Trust disclosed such information to the Adviser, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business to carry out those purposes.

Dated:  April 18, 2001



                                       HARRIS ASSOCIATES INVESTMENT TRUST

                                       By: /s/ Janet L. Reali
                                          --------------------------------------



                                       HARRIS ASSOCIATES L.P.
                                         by Harris Associates, Inc.
                                           its General Partner

                                       By: /s/ Robert M. Levy
                                          --------------------------------------